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                                  Exhibit 99.2

                              FOR IMMEDIATE RELEASE

                                                     CONTACT: GERALD T. MULLIGAN
January 27, 2006                                              President and CEO
                                                              978-725-7555

                    MICHAEL ECKER NAMED CHIEF LENDING OFFICER

NORTH ANDOVER, MA - Gerald T. Mulligan, President and CEO of Lawrence Savings Bank, is pleased to announce that Michael J. Ecker has joined the Bank as Executive Vice President and Chief Lending Officer. Mr. Ecker will be responsible for the overall management of the lending areas, growing the loan portfolios and exploring new business opportunities. He replaces recently retired Executive Vice President, Jeffrey Leeds.

Mr. Ecker has considerable knowledge of the Merrimack Valley and southern New Hampshire business markets. For more than 10 years, he served as Senior Vice President of Commercial Lending at Andover Bank (acquired by TD Banknorth). Prior to this, he worked as Vice President in Commercial Lending at a bank in Boston.

Mr. Mulligan said, "Michael has the right mix of skills necessary to strengthen our lending capabilities and enhance customer relationships throughout the communities we serve. I am confident that with his extensive local knowledge and strong lending background, Michael's leadership will improve our competitive position and expand our commercial, residential mortgage and consumer lending businesses."

Mr. Ecker is a graduate of University of Connecticut with a BA in Business Administration and a minor in Civil Engineering. He received his MBA from Harvard Business School with emphasis in Finance and Real Estate.

Mr. Ecker is married with four children and resides in Weston, MA.